Exhibit 16.1

March 3, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of China TMK Battery Systems Inc., formerly, Deerfield Resources Ltd. (the "Company"), pertaining to our firm included in the disclosures of the Company on Form 8-K to be filed on or about March 3, 2010, and agree with such statements as they pertain to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah